Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

NATURAL ALTERNATIVES INTERNATIONAL, INC.,

WILLIAM H. BUNTEN II AND/OR ELIZABETH W. BUNTEN,

AS THE TRUSTEES OF THE BUNTEN FAMILY

TRUST DATED APRIL 14, 2001,

JOHN DULLEA AND CAROLYN A. DULLEA, AS THE

TRUSTEES OF THE JOHN F. AND CAROLYN A. DULLEA

TRUST DATED JUNE 20, 2001,

LINCOLN FISH, and

MICHAEL L. IRWIN, AS TRUSTEE OF THE MICHAEL L. IRWIN

TRUST u/t/a JUNE 25, 1991

December 5, 2005

i

5. Conditions Precedent to NAI's Obligation to Close	29
5.1 No Errors, etc	29
5.2 Compliance with Agreement	29
5.3 Consents	29
5.4 No Breach	29
5.5 Opinion of Sellers’ Counsel	29
5.6 Evidence of Good Standing	29
5.7 Payment of Sellers’ Indebtedness	30
5.8 No Restraining Action	30
5.9 No Claim Regarding Stock Ownership or Sale Proceeds	30
5.10 No Prohibition	30
5.11 Additional Documents	30
6. Conditions Precedent to Sellers’ Obligation to Close	30
6.1 No Errors, etc.	30
6.2 Compliance with Agreement	30
6.3 Consents	30
6.4 No Breach	31
6.5 Evidence of Good Standing	31
6.6 No Restraining Action	31
6.7 No Prohibition	31
6.8 Additional Documents	31
7. Termination	31
7.1 Termination Events	31
7.2 Effect of Termination	32
8. Indemnification; Remedies	32
8.1 Survival	32
8.2 Notice as to Breach	32
8.3 Indemnification and Payment of Damages by Sellers	33
8.4 Indemnification and Payment of Damages by NAI	33
8.5 Escrow; Right of Set-Of	34
8.6 Procedure for Indemnification – Third Party Claims	34
8.7 Procedure for Indemnification – Other Claims	35
8.8 Limitations on Liability	35
9. General Provisions	36
9.1 Expenses	36
9.2 Public Announcements	36
9.3 Confidentiality	36
9.4 Amendment; Waiver	37
9.5 Governing Law	38
9.6 Severability	38
9.7 Entire Agreement	38
9.8 Construction	38
9.9 Counterparts; Facsimile Signatures	38
9.10 Disclosure Schedules	39
9.11 No Parties in Interest	39
9.12 Attorneys’ Fees	39
9.13 Time of Essence	39
9.14 Notices	39
9.15 Further Assurances	40
9.16 Venue	40
9.17 Binding Agreement	40

ii

LIST OF EXHIBITS AND SCHEDULES

Exhibits

A	Form of Release
B	Form of Employment Agreement
C	Form of Noncompetition Agreement
D	Form of Lock-Up Agreement
E	Form of Representation Letter
F	Form of Escrow Agreement
G	Form of Opinion of Counsel
H	Form of Notice of Stock Option Grant
I	Form of Stock Option Agreement

Sellers’ Disclosure Schedules

3.2
3.3
3.6
3.8
3.10
3.11
3.12
3.13
3.14
3.15
3.16
3.17
3.18
3.19
3.20
3.22
3.25

NAI’s Disclosure Schedules

4.2

iii

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (“Agreement”) is made and entered into effective as of December 5, 2005 (“Effective Date”), by and among Natural Alternatives International, Inc., a Delaware corporation (“NAI”), William H. Bunten II and/or Elizabeth W. Bunten, as the trustees of The Bunten Family Trust dated April 14, 2001 (collectively, “Bunten”), John F. Dullea and Carolyn A. Dullea, as the trustees of The John F. and Carolyn A. Dullea Trust dated June 20, 2001 (collectively, “Dullea”), Lincoln Fish (“Fish”), and Michael L. Irwin, as trustee of The Michael L. Irwin Trust u/t/a June 25, 1991 (“Irwin”). Bunten, Dullea, Fish and Irwin may be referred to herein individually as a “Seller” or collectively as the “Sellers.”

RECITALS

A. As of the Effective Date, the Sellers own all of the issued and outstanding shares of common stock, no par value (collectively, the “Shares”), of Real Health Laboratories, Inc., a California corporation (“RHL”), as set forth below:

Name of Seller	Number of Shares of RHL Common Stock	Percentage of Outstanding RHL Common Stock
Dullea	425,016	42.5%
Fish	99,996	10.0%
Irwin	100,008	10.0%
Bunten	375,012	37.5%

TOTAL	1,000,032	100.0%

B. Messrs. Dullea, Fish, Irwin and Bunten also are directors of RHL and represent a majority of the members of RHL’s Board of Directors.

C. The Sellers each desire to sell all of their respective Shares to NAI, and NAI desires to purchase all of the Shares from Sellers, for the consideration and on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, incorporating the above recitals and in consideration of the obligations contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

1. Definitions.

For purposes of this Agreement, unless the context otherwise requires, the following terms have the meanings specified or referred to in this Section 1, applicable to both the singular and plural forms of any of the terms herein defined:

“Accounts Receivable” – as defined in Section 3.8.

“Affiliate” – any Person that directly or indirectly controls, is controlled by, or is under common control with, the indicated Person.

“Agreement” – this Stock Purchase Agreement.

“Balance Sheet” – the audited balance sheet of RHL dated as of October 31, 2004.

“Best Efforts” – the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions.

“Breach” – a “Breach” of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision, or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term “Breach” means any such inaccuracy, breach, failure, claim, occurrence or circumstance.

“Cash Purchase Price” – as defined in Section 2.2.

“Closing” – as defined in Section 2.3.

“Code” – the Internal Revenue Code of 1986, as amended, or any successor law, and regulations issued by the IRS pursuant to the Code or any successor law.

“Consent” – any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

“Contemplated Transactions” – all of the transactions contemplated by this Agreement, including, without limitation (a) the sale of the Shares by Sellers to NAI; (b) the execution, delivery, and performance of the Sellers’ Closing Documents; (c) the execution, delivery, and performance of NAI’s Closing Documents; (d) the performance by NAI and Sellers of their respective covenants and obligations under this Agreement; (e) the issuance of NAI Stock by NAI to Sellers; (f) the payment of the Cash Purchase Price by NAI to Sellers; and (g) NAI’s acquisition and ownership of the Shares and exercise of control over RHL.

“Contract” – any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Damages” – as defined in Section 8.3.

“Effective Date” – the date first written above.

“Employment Agreement” – as defined in Section 2.4(a)(iii).

“Encumbrance” – any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, mortgage, easement, servitude, right of way, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” – soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

“Environmental, Health, and Safety Liabilities” – any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to: (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products); (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law; (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions (“Cleanup”) required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective, investigative, or remedial measures required under Environmental Law or Occupational Safety and Health Law. The terms “removal,” “remedial,” and “response action,” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. §9601 et seq., as amended (“CERCLA”).

“Environmental Law” – any Legal Requirement that requires or relates to: (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment; (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment; (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated; (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (e) protecting resources, species, or ecological amenities; (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances; (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self- appointed representatives of the public interest to recover for injuries done to public assets.

“ERISA” – the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and regulations and rules issued pursuant to that act or any successor law.

“Escrow Agreement” – as defined in Section 2.4(c).

“Escrow Agent” – as defined in Section 2.4(c).

“Exchange Act” – the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to such act or any successor law.

“Facilities” – any real property, leaseholds, or other interests currently or formerly owned or operated by RHL and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by RHL.

“GAAP” – generally accepted United States accounting principles, applied on a basis consistent with the basis on which the financial statements referred to in Sections 3.4(b) and 4.10 were prepared.

“Governmental Authorization” – any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” – any (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign, or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (d) multi-national organization or body; or (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Hazardous Activity” – the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or RHL.

“Hazardous Materials” – any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefore and asbestos or asbestos-containing materials.

“Indebtedness” – any obligation of RHL which under generally accepted accounting principles is required to be shown on the balance sheet of RHL as a liability. Any obligation secured by a Lien on, or payable out of the proceeds of production from, property of RHL shall be deemed to be Indebtedness even though such obligation is not assumed by RHL.

“Indebtedness for Borrowed Money” – (a) all Indebtedness in respect of money borrowed including, without limitation, Indebtedness which represents the unpaid amount of the purchase price of any property and is incurred in lieu of borrowing money or using available funds to pay such amounts and not constituting an account payable or expense accrual incurred or assumed in the Ordinary Course of Business of RHL, (b) all Indebtedness evidenced by a promissory note, bond or similar written obligation to pay money, or (c) all such Indebtedness guaranteed by RHL or for which RHL is otherwise contingently liable.

“Intellectual Property Assets” – as defined in Section 3.22.

“IRS” – the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of Treasury.

“Knowledge” – an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter. A Person (other than an individual) will be deemed to have “Knowledge” of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter.

“Legal Requirement” – any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute or treaty.

“Lien” – any mortgage, pledge, security interest, encumbrance, lien or charge of any kind, including, without limitation, any conditional sale or other title retention agreement, any lease in the nature thereof and the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction and including any lien or charge arising by statute or other law.

“Lock-Up Agreements” – as defined in Section 2.4(a)(vi).

“Material Adverse Change” and “Material Adverse Effect” – any change, event, circumstance, condition or effect that has, or could reasonably be expected to have, individually or in the aggregate, a materially adverse effect on the condition (financial or otherwise), capitalization, properties, assets (including intangible assets), liabilities, business, business prospects, operations or results of operations of an entity and its subsidiaries, taken as a whole, except and to the extent that any such change, event, circumstance, condition or effect primarily results from: (A) changes in general economic conditions; (B) changes affecting the industry generally in which such entity operates; (C) the effect of the public announcement or pendency of the Contemplated Transactions; or (D) the effect of actions by Sellers or RHL taken at the direction of NAI or otherwise required pursuant to this Agreement. Sellers and NAI agree that a Material Adverse Change or Material Adverse Effect shall include, but not be limited to, any change, event, circumstance, condition or effect that results, or could reasonably be expected to result, in any loss, obligation, damage, cost, expense, claim or liability of One Hundred Twenty Five Thousand Dollars ($125,000) or more.

“Material Contract” – as defined in Section 3.17(b).

“NAI” – Natural Alternatives International, Inc., a Delaware corporation.

“NAI’s Closing Documents” – the agreements and documents listed in Section 2.4(b)(iii) through (vii).

“NAI’s Disclosure Schedules” – the disclosure schedules delivered by NAI to Sellers’ prior to the Closing and attached hereto.

“NAI Financial Statements” – as defined in Section 4.10.

“NAI SEC Documents” – as defined in Section 4.9.

“NAI Stock” – as defined in Section 2.2.

“Noncompetition Agreements” – as defined in Section 2.4(a)(iv).

“Occupational Safety and Health Law” – any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

“Order” – any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

“Ordinary Course of Business” – an action taken by a Person will be deemed to have been taken in the “Ordinary Course of Business” only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person; (b) such action is not required to be authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and (c) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” – the Articles of Incorporation and the By-Laws of RHL and any amendment to such Articles of Incorporation and By-Laws.

“Person” – any natural person, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

“Proceeding” – any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price” – as defined in Section 2.2.

“Related Person” – with respect to a particular individual (a) each other member of such individual’s Family; (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s Family; (c) any Person in which such individual or members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which such individual or one or more members of such individual’s Family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). With respect to a specified Person other than an individual: (a) any Affiliate of such Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and (f) any Related Person of any individual described in clause (b) or (c) immediately above. For purposes of this definition, (a) “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least five percent of the outstanding voting power of a Person or equity securities or other equity interests representing at least five percent of the outstanding equity securities or equity interests in a Person.

“Release” – any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

“Representative” – with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants and financial advisors.

“RHL” – Real Health Laboratories, Inc., a California corporation.

“SEC” – United States Securities and Exchange Commission.

“Securities Act” – the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to such act or any successor law.

“Sellers” – as set forth in the first paragraph of this Agreement.

“Sellers’ Closing Documents” – the agreements and documents listed in Section 2.4(a)(i) through (xi).

“Sellers’ Disclosure Schedules” – the disclosure schedules delivered by Sellers to NAI prior to the Closing and attached hereto.

“Sellers’ Releases” – as defined in Section 2.4(a)(ii).

“Shareholders Agreement” – the Shareholders Agreement, dated as of March 31, 2001, by and among RHL, William Bunten, John Dullea and Fish, as amended by that certain Amendment to Shareholders Agreement, dated as of December 1, 2003, by and among RHL,

John F. Dullea, Dullea, William Bunten, Bunten, Fish, Michael L. Irwin, and Irwin, as further amended by that certain Amendment to Shareholders Agreement, dated as of March 19, 2004, by and among RHL, John F. Dullea, Dullea, Fish, Michael L. Irwin and Irwin.

“Shares” – all of the issued and outstanding shares of common stock of RHL, no par value.

“Subsidiary” – with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

“Tax” – any tax (including any income tax, capital gains tax, value-added tax, sales tax, sales and use tax, payroll tax, property tax, gift tax, or estate tax), levy, assessment, tariff, duty (including any customs duty), deficiency, or other fee, and any related charge or amount (including any fine, penalty, interest or addition to tax), imposed, assessed, or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing agreement or any other Contract relating to the sharing or payment of any such tax, levy, assessment, tariff, duty, deficiency, or fee.

“Tax Returns” – any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened” – a claim, Proceeding, dispute, action, or other matter will be deemed to have been “Threatened” if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

“Threat of Release” – a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

“Unaudited Balance Sheet” – the unaudited balance sheet of RHL dated as of October 31, 2005.

“Unaudited Financial Statements” – the Unaudited Balance Sheet, and the related unaudited statement of income for the fiscal year ended October 31, 2005.

2. Sale and Transfer of Shares; Closing.

2.1 Shares. Subject to the terms and conditions of this Agreement, at the Closing, Sellers will sell and transfer all of their respective Shares to NAI, and NAI will purchase all of such Shares from Sellers.

2.2 Purchase Price. The aggregate purchase price of the Shares shall be Eight Million Six Hundred Sixty Seven Thousand and No/100 Dollars ($8,667,000) (“Purchase Price”), payable in cash and shares of NAI common stock as follows: Five Hundred Ten Thousand (510,000) shares of NAI’s authorized but unissued common stock, $0.01 par vale per share (“NAI Stock”), and Five Million Eight Hundred Eight Thousand Two Hundred Forty Six and No/100 Dollars ($5,808,246) in cash (“Cash Purchase Price”). NAI and Sellers each acknowledge and agree that the value, solely for the purpose of calculating the Cash Purchase Price, of the aggregate shares of NAI Stock to be issued as part of the Purchase Price is an amount equal to Two Million Eight Hundred Fifty Eight Thousand Seven Hundred Fifty Four and No/100 Dollars ($2,858,754), based on the trailing ten (10) day average of the last reported sale price of NAI Stock on the Nasdaq Stock Market. The ten (10) day period shall be the ten (10) business days immediately preceding, but not including, the Effective Date.

2.3 Closing. The closing of the purchase and sale of the Shares (“Closing”) provided for in this Agreement will take place at the offices of Fisher Thurber LLP, 4225 Executive Square, Suite 1600, La Jolla, California, at 10:00 a.m. (local time) on the Effective Date, or at such other time and place as the parties may agree.

2.4 Closing Obligations. At the Closing:

(a) Sellers will deliver to NAI:

(i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), for transfer to NAI;

(ii) releases in the form of Exhibit A attached hereto and executed by each Seller (collectively, the “Sellers’ Releases”);

(iii) an employment agreement in the form of Exhibit B attached hereto executed by John Dullea (“Employment Agreement”);

(iv) noncompetition agreements in the form of Exhibit C attached hereto executed by each Seller other than Dullea (collectively, the “Noncompetition Agreements”);

(v) executed resignations of William Bunten as a Director, Michael L. Irwin as a Director, Lincoln Fish as a Director, Wilbert Schwartz as a Director, Jay Beltz as Chief Financial Officer and Secretary, and John Dullea as Director and Chief Executive Officer (but not as President) of RHL, with the resignations to take effect upon the Closing;

(vi) one or more lock-up agreements executed by Sellers, substantially in the form attached hereto as Exhibit D, covering the shares of NAI Stock to be issued to Sellers (collectively, the “Lock-Up Agreements”);

(vii) representation letters in the form attached hereto as Exhibit E, executed by each Seller;

(viii) the Escrow Agreement in the form attached hereto as Exhibit F, executed by each Seller;

(ix) an opinion of sellers’ counsel in the form attached hereto as Exhibit G;

(x) copies of resolutions of RHL’s Board of Directors, certified by the Secretary of RHL, appointing Randell Weaver and Mark LeDoux as directors of RHL effective upon the Closing; and

(xi) a notice of incentive stock option grant and a notice of nonqualified stock option grant (collectively, “Notices of Stock Option Grants”), and a stock option agreement (“Stock Option Agreement”), each executed by John Dullea, representing in the aggregate options to purchase 100,000 shares of NAI common stock under and subject to NAI’s 1999 Omnibus Equity Incentive Plan at an exercise price equal to One Hundred Ten Percent (110%) of the last reported sale price as reported by the Nasdaq Stock Market on December 2, 2005, each with a term of five years, and each with vesting conditions precedent such that only 34% of the total number of shares underlying the option become vested and capable of being purchased upon exercise of the option on or after the first anniversary of the date of grant, an additional 33% of such shares may only become vested and capable of being purchased upon exercise of the option on or after the second anniversary of the date of grant, and the final 33% of such shares may become vested and capable of being purchased upon exercise of the option only on or after the third anniversary of the date of grant, and otherwise as set forth in such Notices of Stock Option Grants and Stock Option Agreement, each in the form attached hereto as Exhibits H and I, respectively.

(b) NAI will deliver:

(i) an aggregate amount equal to Four Million Eight Hundred Eight Thousand Two Hundred Forty Six and No/100 Dollars ($4,808,246), in U.S. dollars, which amount shall be delivered to Sellers by wire transfer in accordance with wire instructions provided by Sellers, respectively, as follows: Two Million Forty Three Thousand Five Hundred Fourteen and No/100 Dollars ($2,043,514) to Dullea; Four Hundred Eighty Thousand Seven Hundred Ninety One and No/100 Dollars ($480,791) to Fish; Four Hundred Eighty Thousand Eight Hundred Forty Nine and No/100 Dollars ($480,849) to Irwin; and One Million Eight Hundred Three Thousand Ninety Two and No/100 Dollars ($1,803,092) to Bunten;

(ii) the sum of One Million Dollars ($1,000,000) to the Escrow Agent referred to in Section 2.4(c) by wire transfer;

(iii) facsimile copies of certificates representing shares of NAI Stock to the Sellers as follows: Two Hundred Sixteen Thousand Seven Hundred Fifty One (216,751) shares registered in the name of Dullea; Fifty Thousand Nine Hundred Ninety Six (50,996)

shares registered in the name of Fish; Fifty One Thousand Three (51,003) shares registered in the name of Irwin; and One Hundred Ninety One Thousand Two Hundred Fifty (191,250) shares registered in the name of Bunten. Original copies of such certificates shall be delivered to Sellers, as applicable, within five (5) business days after Closing;

(iv) the Employment Agreement, executed by NAI;

(v) the Lock-Up Agreements, executed by NAI;

(vi) the Escrow Agreement, executed by NAI;

(vii) the Notices of Stock Option Grants and Stock Option Agreement, each executed by NAI; and

(viii) an amount equal to the aggregate outstanding principal balances, plus accrued and unpaid interest thereon, of RHL’s four (4) outstanding lines of credit, which outstanding balances and accrued interest shall, at Closing, be equal to $357,754.12 payable on the line of credit with Merrill Lynch, $93,921.14 payable on the line of credit with Wells Fargo, $43,676.07 payable on the line of credit with California Bank & Trust, and $94,438.72 payable on the line of credit with Bank of America, and which amounts shall be delivered by wire transfer to the applicable lenders in accordance with wire instructions provided by Sellers.

(c) NAI and Sellers will enter into an escrow agreement in the form of Exhibit F attached hereto (“Escrow Agreement”) with Wells Fargo Bank (“Escrow Agent”).

(d) NAI acknowledges and understands that the Board of Directors of RHL has declared a one-time cash dividend to the shareholders of record on December 2, 2005, in the aggregate amount of Seven Hundred Fifty Thousand and no/100 Dollars ($750,000). Such dividend shall be payable at the Closing from RHL’s available cash, provided at such time such distribution is permissible in accordance with Chapter 5 of the California Corporations Code and, except as disclosed in Sellers’ Disclosure Schedules, would otherwise not result in an event of default under the terms of any Indebtedness.

3. Representations and Warranties of Sellers. Except as set forth in Sellers’ Disclosure Schedules, Sellers jointly and severally make the representations and warranties to NAI contained in this Section 3 (except as to the representations and warranties made in Section 3.3(b) which are made severally and not jointly by the Sellers). Each exception set forth in Sellers’ Disclosure Schedules and each other response to this Agreement set forth in Sellers’ Disclosure Schedules is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement but may also relate to other sections of this Agreement to the extent it is reasonably apparent from a reading of such response that it also qualifies or applies to such other sections of this Agreement.

3.1 Organization and Good Standing.

(a) RHL is a corporation duly organized, validly existing, and in good standing under the laws of the State of California, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under Material Contracts. RHL is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on RHL.

(b) Copies of the Organizational Documents of RHL that have been delivered to NAI prior to the Effective Date are true and complete and have not since been amended or repealed.

(c) RHL has no Subsidiaries or direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business.

3.2 Authority; No Conflict.

(a) This Agreement, assuming its due, valid authorization, execution and delivery by NAI, constitutes the legal, valid, and binding obligation of Sellers, enforceable against Sellers in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally. Upon the execution and delivery by Sellers of the Sellers’ Closing Documents, and assuming the due, valid authorization, execution and delivery by the other parties thereto, the Sellers’ Closing Documents to which Sellers are a party will constitute the legal, valid, and binding obligations of Sellers, enforceable against Sellers in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally. Sellers have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Sellers’ Closing Documents to which they are a party and to perform their obligations under this Agreement and the Sellers’ Closing Documents to which they are a party.

(b) Except as set forth in Schedule 3.2 of Sellers’ Disclosure Schedules, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of RHL, or (B) any resolution adopted by the Board of Directors or the shareholders of RHL;

(ii) contravene, conflict with, or result in a material violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which RHL or any Seller, or any of the assets owned or used by RHL, are subject;

(iii) contravene, conflict with, or result in a material violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw,

suspend, cancel, terminate, or modify, any Governmental Authorization that is held by RHL or that otherwise relates to the business of, or any of the assets owned or used by, RHL;

(iv) cause any of the assets owned by RHL to be reassessed or revalued by any taxing authority or other Governmental Body;

(v) contravene, conflict with, or result in a material violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Material Contract; or

(vi) result in the imposition or creation of an Encumbrance upon or with respect to any of the assets owned or used by RHL.

(c) Except as set forth in Schedule 3.2 of Sellers’ Disclosure Schedules, neither any Seller nor RHL is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

(d) Sellers are acquiring the NAI Stock for their own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act. Each Seller is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.3 Capitalization.

(a) The authorized capital stock of RHL consists of Ten Million (10,000,000) shares of common stock, no par value, of which One Million Thirty Two (1,000,032) shares are issued and outstanding and constitute the Shares. All of the outstanding equity securities of RHL have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of RHL, including any options, warrants or other derivative securities. All of the outstanding equity securities of RHL have been issued in material compliance with the registration or qualification requirements (or applicable exemptions therefrom) of the Securities Act and any other Legal Requirement. RHL does not own, nor does it have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business. Other than as set forth in this Section 3.3 or Schedule 3.3 of Sellers’ Disclosure Schedules, no other common or preferred stock or equity securities of RHL or any options, warrants, rights, commitments or other agreements or instruments convertible, exchangeable or exercisable into common or preferred stock or other equity securities are issued or outstanding.

(b) Sellers are and will be as of the Closing the record and beneficial owners and holders of the Shares, free and clear of all Encumbrances except for restrictions on transfer (a) generally applicable under federal and state securities laws, and (b) pursuant to the Shareholders Agreement, which Shareholders Agreement shall terminate by its terms upon the Closing. The Sellers each own the number of Shares set forth above in Recital A. Except for “restricted securities” legends and such legends pursuant to the Shareholders Agreement, no other legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of RHL.

3.4 Financial Statements. Sellers have delivered to NAI: (a) the Unaudited Financial Statements; and (b) the Balance Sheet and the audited balance sheet of RHL as of October 31, 2003, and the related statements of income and comprehensive income, and retained earnings and statements of cash flows for each of the fiscal years ended October 31, 2004 and 2003, including the notes thereto, together with the report thereon of McGladrey & Pullen, LLP, independent certified public accountants. Such financial statements and notes (a) fairly present, in all material respects, the financial condition and the results of operations, changes in shareholders’ equity, and cash flow of RHL as of the respective dates of and for the periods referred to in such financial statements, and (b) except as disclosed in the notes to such financial statements, have been prepared in accordance with GAAP applied on a basis consistent throughout the periods involved, subject, in the case of the Unaudited Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the audited financial statements). No financial statements of any Person other than RHL are required by GAAP to be included in the financial statements of RHL.

3.5 Books and Records. The books of account, minute books, stock record books, and other records of RHL, all of which have been made available to NAI, are complete and correct in all material respects and have been maintained in accordance with sound business practices and all applicable Legal Requirements, except for such failures to be so complete, correct or maintained that would not have a Material Adverse Effect on RHL. The minute books of RHL contain, in all material respects, accurate and complete records of all meetings held of, and corporate action taken by, the shareholders, the Board of Directors, and any committees of the Board of Directors of RHL, and no meeting of any such shareholders, Board of Directors, or committees has been held for which minutes have not been prepared and are not contained in such minute books, except for such minutes the absence of which would not have a Material Adverse Effect on RHL. At the Closing, all of such books and records will be in the possession of RHL.

3.6 Title to Properties; Encumbrances. Schedule 3.6 of Sellers’ Disclosure Schedules contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by RHL. RHL owns (with good and marketable title in the case of real property, subject only to the matters permitted by the following sentence) all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Unaudited Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Schedule 3.6 of Sellers’ Disclosure Schedules and personal property sold since the date of the Unaudited Balance Sheet in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by RHL since the date of the Unaudited Balance Sheet (except for personal property acquired and sold since the date of the Unaudited Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Unaudited Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Unaudited Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Unaudited Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes not yet due, and (d) with respect to real property (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or impairs the use of the property subject thereto, or impairs the operations of RHL, and (ii) zoning laws and other land use restrictions that do not impair the present or anticipated use of the property subject thereto.

3.7 Condition and Sufficiency of Assets. The buildings, plants, structures, and equipment of RHL are structurally sound, are in good operating condition and repair, reasonable wear and tear excepted. The buildings, plants, structures, and equipment of RHL are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures and equipment of RHL are sufficient for the continued conduct of RHL’s business after the Closing in substantially the same manner as conducted prior to the Closing.

3.8 Accounts Receivable. Except as set forth on Schedule 3.8 of Sellers’ Disclosure Schedules, all accounts receivable of RHL that are reflected on the Unaudited Balance Sheet or on the accounting records of RHL as of the Closing (collectively, the “Accounts Receivable”) represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Except as set forth on Schedule 3.8 of Sellers’ Disclosure Schedules, unless paid prior to the Closing, the Accounts Receivable are or will be as of the Closing current and collectible net of the respective reserves shown on the Unaudited Balance Sheet or on the accounting records of RHL as of the Closing (which reserves are adequate and calculated consistent with past practice and, in the case of the reserve as of the Closing, will not represent a greater percentage of the Accounts Receivable as of the Closing than the reserve reflected in the Unaudited Balance Sheet of the Accounts Receivable reflected therein and will not represent a Material Adverse Change in the composition of such Accounts Receivable in terms of aging). Except as set forth on Schedule 3.8 of Sellers’ Disclosure Schedules, to the Knowledge of Sellers, there is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Accounts Receivable.

3.9 Inventory. All inventory of RHL, whether or not reflected in the Unaudited Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Unaudited Balance Sheet or on the accounting records of RHL as of the Closing, as the case may be. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of RHL.

3.10 No Undisclosed Liabilities. Except as set forth in Schedule 3.10 of Sellers’ Disclosure Schedules or other schedules of Sellers’ Disclosure Schedules, RHL has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent or otherwise, whether due or to become do), arising out of any transaction entered into at or prior to the Closing or otherwise, except for liabilities or obligations reflected or reserved against in the Unaudited Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

3.11 Taxes.

(a) RHL has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by or with respect to it, pursuant to applicable Legal Requirements. Sellers have delivered or made available to NAI copies of all such Tax Returns. RHL has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Sellers or RHL, except such Taxes, if any, as are listed in Schedule 3.11 of Sellers’ Disclosure Schedules and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Unaudited Balance Sheet. All Tax Returns filed by RHL are true, correct, and complete in all material respects. There is no tax sharing agreement that will require any payment by RHL after the Effective Date.

(b) Schedule 3.11 of Sellers’ Disclosure Schedules contains a complete and accurate list of all audits of the United States federal and state income Tax Returns of RHL, including a reasonably detailed description of the nature and outcome of each audit. All deficiencies proposed as a result of such audits have been paid, reserved against, settled, or, as described in Schedule 3.11 of Sellers’ Disclosure Schedules, are being contested in good faith by appropriate proceedings. Except as described in Schedule 3.11 of Sellers’ Disclosure Schedules, no Seller nor RHL has given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of RHL or for which RHL may be liable.

(c) The charges, accruals, and reserves with respect to Taxes on the books of RHL are adequate (determined in accordance with GAAP) and are at least equal to RHL’s liability for Taxes. There exists no proposed tax assessment against RHL except as disclosed in the Balance Sheet or Schedule 3.11 of Sellers’ Disclosure Schedules. No consent to the application of Section 341(f)(2) of the Code has been filed with respect to any property or assets held, acquired, or to be acquired by RHL. All Taxes that RHL is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

3.12 No Material Adverse Change. Since the date of the Balance Sheet, except as disclosed in Sellers’ Disclosure Schedules, including Schedule 3.12 of Sellers’ Disclosure Schedule, or reflected in the Unaudited Financial Statements, there has not been any Material Adverse Change in RHL, and, to the Knowledge of Sellers, no event has occurred or circumstances exist that could reasonably be expected to result in such a Material Adverse Change.

3.13 Employee Benefits.

(a) Except as disclosed on Schedule 3.13 of Sellers’ Disclosure Schedules, there are no “employee benefit plans” (within the meaning of Section 3(3) of ERISA) nor any other employee benefit or fringe benefit arrangements, practices, contracts, policies or programs other than programs merely involving the regular payment of wages, commissions, or bonuses established, maintained or contributed to by RHL. Any plans listed on Schedule 3.13 of Sellers’ Disclosure Schedules are hereinafter referred to as the “RHL Employee Benefit Plans.”

(b) Any current and prior material documents, including all amendments thereto, with respect to each RHL Employee Benefit Plan have been given to NAI or its advisors.

(c) All RHL Employee Benefit Plans are in material compliance with the applicable requirements of ERISA, the Code, and any other applicable state, federal or foreign law.

(d) There are no pending, or to the Knowledge of Sellers, threatened, claims or lawsuits that have been asserted or instituted against any RHL Employee Benefit Plan, the assets of any of the trusts or funds under any RHL Employee Benefit Plan, the plan sponsor or the plan administrator of any of the RHL Employee Benefit Plans or against any fiduciary of an RHL Employee Benefit Plan with respect to the operation of such plan.

(e) There is no pending, or to the Knowledge of Sellers, threatened, investigation or pending or possible enforcement action by the Pension Benefit Guaranty Corporation, the Department of Labor, the Internal Revenue Service or any other government agency with respect to any RHL Employee Benefit Plan.

(f) No actual or, to the Knowledge of Sellers, contingent, liability exists with respect to the funding of any RHL Employee Benefit Plan or for any other expense or obligation of any RHL Employee Benefit Plan, except as disclosed in the financial statements of RHL provided as set forth in Section 3.4, and to the Knowledge of Sellers, no contingent liability exists under ERISA with respect to any “multi-employer plan,” as defined in Section 3(37) or Section 4001(a)(3) of ERISA.

3.14 Compliance with Legal Requirements; Governmental Authorizations.

(a) Except as set forth in Schedule 3.14 of Sellers’ Disclosure Schedules, (i) RHL is, and at all times since January 1, 2000 has been, in material compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets; (ii) to the Knowledge of Sellers, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a material violation by RHL of, or a failure on the part of RHL to materially comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of RHL to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and (iii) RHL has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of RHL to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b) Schedule 3.14 of Sellers’ Disclosure Schedules contains a complete and accurate list of each Governmental Authorization that is held by RHL or that otherwise relates to the business of, or to any of the assets owned or used by, RHL. Each Governmental Authorization listed or required to be listed on Schedule 3.14 of Sellers’ Disclosure Schedules is valid and in full force and effect. Except as set forth in Schedule 3.14 of Sellers’ Disclosure Schedules, (i) RHL is in material compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.14 of Sellers’ Disclosure Schedules; (ii) to the Knowledge of Sellers, no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a material violation of or a failure to materially comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.14 of Sellers’ Disclosure Schedules, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.14 of Sellers’ Disclosure Schedules; (iii) RHL has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Schedule 3.14 of Sellers’ Disclosure Schedules have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

(c) The Governmental Authorizations listed in Schedule 3.14 of Sellers’ Disclosure Schedules collectively constitute all of the Governmental Authorizations necessary to permit RHL to lawfully conduct and operate its business in the manner it currently conducts and operates such business and to permit RHL to own and use its assets in the manner in which it currently owns and uses such assets.

3.15 Legal Proceedings; Orders.

(a) Except as set forth in Schedule 3.15 of Sellers’ Disclosure Schedules, there is no pending Proceeding, (i) that has been commenced by or against RHL or that otherwise relates to or may affect the business of, or any of the assets owned or used by, RHL; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Sellers, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Sellers have delivered to NAI copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Schedule 3.15 of Sellers’ Disclosure Schedules. The Proceedings listed in Schedule 3.15 of Sellers’ Disclosure Schedules are not reasonably expected to have a Material Adverse Effect on RHL.

(b) Except as set forth in Schedule 3.15 of Sellers’ Disclosure Schedules, (i) there is no Order to which RHL or any assets owned or used by RHL is subject; (ii) no Seller is subject to any Order that relates to the business of, or any of the assets owned or used by, RHL; and (iii) no officer, director, agent or, to the Knowledge of Sellers, employee of RHL is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of RHL.

(c) Except as set forth in Schedule 3.15 of Sellers’ Disclosure Schedules, (i) RHL is in material compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject; (ii) to the Knowledge of Sellers, no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a material violation of or failure to materially comply with any term or requirement of any Order to which RHL, or any of the assets owned or used by RHL, is subject; and (iii) RHL has not received any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which RHL, or any of the assets owned or used by RHL, is or has been subject.

3.16 Absence of Certain Changes and Events. Except as set forth in Schedule 3.16 of Sellers’ Disclosure Schedules or in the Unaudited Balance Sheet, since the date of the Balance Sheet, RHL has conducted its business only in the Ordinary Course of Business and there has not been any:

(a) change in RHL’s authorized or issued capital stock; grant of any stock option or right to purchase shares of capital stock of RHL; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by RHL of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock (except as contemplated by Section 2.4(d) of this Agreement);

(b) amendment to the Organizational Documents of RHL;

(c) payment or increase by RHL of any bonuses, salaries, or other compensation to any shareholder, director, officer or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

(d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of RHL;

(e) damage to or destruction or loss of any asset or property of RHL, whether or not covered by insurance, that has had a Material Adverse Effect on RHL;

(f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to RHL of at least Seventy Five Thousand Dollars ($75,000);

(g) sale (other than sales of inventory in the Ordinary Course of Business), lease, or other disposition of any material asset or property of RHL or mortgage, pledge, or imposition of any lien or other Encumbrance on any material asset or property of RHL, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

(h) cancellation or waiver of any claims or rights with a value to RHL in excess of Seventy Five Thousand Dollars ($75,000);

(i) material change in accounting methods used by RHL; or

(j) agreement, whether oral or written, by RHL to do any of the foregoing.

3.17 Contracts; No Defaults.

(a) Except as set forth in Schedule 3.17 of Sellers’ Disclosure Schedules, the Balance Sheet or the notes thereto, or the Unaudited Balance Sheet, RHL is not a party to any written or oral agreement not made in the Ordinary Course of Business that is material to RHL. Except as set forth in Schedule 3.17 of Sellers’ Disclosure Schedules, RHL does not own any real property. RHL is not a party to or otherwise bound by any written or oral (a) agreement with any labor union, (b) agreement for the purchase of fixed assets or for the purchase of materials, supplies or equipment in excess of normal operating requirements, (c) agreement for the employment of any officer, individual employee or other Person on a full-time basis or any agreement with any Person for consulting services, (d) bonus, pension, profit sharing, retirement, stock purchase, stock option, deferred compensation, medical, hospitalization or life insurance or similar plan, contract or understanding with respect to any or all of the employees of RHL or any other Person, (e) indenture, loan or credit agreement, note agreement, deed of trust, mortgage, security agreement, promissory note or other agreement or instrument relating to or evidencing Indebtedness for Borrowed Money or subjecting any asset or property of RHL to any Lien or evidencing any Indebtedness, (f) guaranty of any Indebtedness, (g) lease or agreement under which RHL is lessee of or holds or operates any property, real or personal, owned by any other Person, (h) lease or agreement under which RHL is lessor or permits any Person to hold or operate any property, real or personal, owned or controlled by RHL, (i) agreement granting any preemptive right, right of first refusal or similar right to any Person, (j) agreement or arrangement with any Affiliate or any “associate” (as such term is defined in Rule 405 under the Securities Act) of RHL or any present or former officer, director or shareholder of RHL, (k) agreement obligating RHL to pay any royalty or similar charge for the use or exploitation of any tangible or intangible property, (l) covenant not to compete or other restriction on its ability to conduct a business or engage in any other activity, (m) distributor, dealer, manufacturer’s representative, sales agency, franchise or advertising contract or commitment, (n) agreement to register securities under the Securities Act, (o) collective bargaining agreement, or (p) agreement or other commitment or arrangement with any Person continuing for a period of more than two months from the Effective Date that involves an expenditure or receipt by RHL in excess of $5,000. Except as disclosed on Schedule 3.17 of Sellers’ Disclosure Schedules, RHL maintains no insurance policies and insurance coverage of any kind with respect to RHL, its business, premises, properties, assets, employees and agents. Schedule 3.17 of Sellers’ Disclosure Schedules contains a true and complete list and description of each bank account, savings account, other deposit relationship and safety deposit box of RHL, including the name of the bank or other depository, the account number and the names of the individuals having signature or other withdrawal authority with respect thereto. Except as disclosed on Schedule 3.17 of Sellers’ Disclosure Schedules, no consent of any bank or other depository is required to maintain any bank account, other deposit relationship or safety deposit box of RHL in effect following the Closing and the Contemplated Transactions. Sellers have furnished to NAI true and complete copies of all agreements and other documents disclosed or referred to in Schedule 3.17 of Sellers’ Disclosure Schedules or the Balance Sheet or the notes thereto, or the Unaudited Balance Sheet, as well as any additional agreements or documents requested by NAI.

(b) Except as set forth in Schedule 3.17 of Sellers’ Disclosure Schedules, each Contract identified or required to be identified in Schedule 3.17 of Sellers’ Disclosure Schedules (collectively, “Material Contracts”) is in full force and effect and is valid and enforceable in accordance with its terms.

(c) Except as set forth in Schedule 3.17 of Sellers’ Disclosure Schedules, (i) RHL is in material compliance with all applicable terms and requirements of each Material Contract; (ii) each Person that has or had any obligation or liability under any Material Contract is in material compliance with all applicable terms and requirements of such Material Contract; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a material violation or breach of, or give RHL or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or terminate, or modify, any Material Contract; and (iv) RHL has not given to nor received from any other Person any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Material Contract.

(d) Except as set forth on Schedule 3.17 of Sellers’ Disclosure Schedules, there are no pending renegotiations of or attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to RHL under current or completed Material Contracts with any Person and no such Person has made written demand for such renegotiation.

3.18 Insurance. Except as set forth on Schedule 3.18 of Sellers’ Disclosure Schedules, (i) all insurance policies to which RHL is a party or that provide coverage to RHL or any director or officer of RHL: (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and operations of RHL for all risks to which RHL is normally exposed; (D) are sufficient for compliance with all Legal Requirements and Material Contracts to which RHL is a party or by which it is bound; (E) will continue in full force and effect following the consummation of the Contemplated Transactions; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of RHL; (ii) RHL has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder; (iii) RHL has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which RHL is a party or that provides coverage to RHL or any director thereof; and (iv) RHL has given notice to the insurer of all claims that may be insured thereby.

3.19 Environmental Matters. Except as set forth in Schedule 3.19 of Sellers’ Disclosure Schedules:

(a) RHL is, and at all times since January 1, 2000 has been, in material compliance with, and has not been and is not in violation of or liable under, any Environmental Law. Sellers have no basis to expect, nor has RHL or, to the Knowledge of Sellers, any other Person for whose conduct RHL is or may be held to be responsible, received, any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which RHL has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were generated, manufactured, refined, transferred, imported, used, or processed by RHL or any other Person for whose conduct RHL is or may be held responsible, or from which Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(b) There are no pending or, to the Knowledge of Sellers, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which RHL has or had an interest.

(c) Sellers have no Knowledge of any basis to expect, nor has RHL or, to the Knowledge of Sellers, any other Person for whose conduct RHL is or may be held responsible, received, any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual or potential violation or failure to comply with any Environmental Law, or of any alleged, actual or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal or mixed) in which RHL had an interest, or with respect to any property or facility to which Hazardous Materials generated, manufactured, refined, transferred, imported, used or processed by RHL or any other Person for whose conduct RHL is or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled or received.

(d) There has been no Release or, to the Knowledge of Sellers, Threat of Release, of any Hazardous Materials at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal or mixed) in which RHL has or had an interest, whether by Sellers, RHL or any other Person.

(e) Sellers have delivered to NAI true and complete copies and results of any reports, studies, analyses, tests, or monitoring possessed or initiated by Sellers or RHL pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by RHL or any other Person for whose conduct RHL is or may be held responsible, with Environmental Laws.

3.20 Employees. Except as set forth on Schedule 3.20 of Sellers’ Disclosure Schedules, other than pursuant to ordinary arrangements of employment compensation, RHL is not under any obligation or liability to any officer, director, employee or Affiliate of RHL. RHL has no employment agreements with, or any severance payment obligations to, any of its officers or employees. To the Knowledge of Sellers, no employee of RHL is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person that in any way adversely affects or will affect (i) the performance of such employee’s duties as an employee of RHL, or (ii) the ability of RHL to conduct its business. To Sellers’ Knowledge, except for the resignations required by Section 2.4(a)(v) no key employee of RHL intends to terminate his or her employment with RHL.

3.21 Labor Relations; Compliance. RHL has not been nor is it a party to any collective bargaining or similar Contract. There has not been, there is not presently pending or existing, and to Sellers’ Knowledge there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting RHL relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting RHL or its premises, or (c) any application for certification of a collective bargaining agent. To Sellers’ Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lock-out of any employees by RHL, and no such action is contemplated by RHL. RHL has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. RHL is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

3.22 Intellectual Property.

(a) Intellectual Property Assets – The term “Intellectual Property Assets” includes: (i) the name “Real Health Laboratories, Inc.,” all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, “Marks”); (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, “Patents”); (iii) all copyrights in both published works and unpublished works (collectively, “Copyrights”); (iv) all rights in mask works (collectively, “Rights in Mask Works”); and (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, “Trade Secrets”); owned, used or licensed by RHL as licensee or licensor.

(b) Agreements – Schedule 3.22 of Sellers’ Disclosure Schedules contains a complete and accurate list and summary description, including any royalties paid or received by RHL, of all Contracts relating to Intellectual Property Assets to which RHL is a party or by which RHL is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $1,000 under which RHL is the licensee. There are no outstanding and, to Sellers’ Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

(c) Know-How Necessary for the Business – The Intellectual Property Assets are all those necessary for the operation of RHL’s business as it is currently conducted. RHL has the valid right and license to use, or is the owner of all right, title and interest in and to, each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities and other adverse claims, and, except for such Intellectual Property Assets subject to licenses set forth on Schedule 3.22 of Sellers’ Disclosure Schedules, has the right to use all of the Intellectual Property Assets without payment to a third party; and (ii) except as set forth in Schedule 3.22 of Sellers’ Disclosure Schedules, all former and current employees of RHL have executed written Contracts with RHL that assign to RHL all rights to any inventions, improvements, discoveries or information relating to the business of RHL. To the Knowledge of Sellers, no employee of RHL has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his or her work to anyone other than RHL.

(d) Patents – RHL does not own any Patents. To the Knowledge of Sellers, none of the products manufactured and sold, nor any process or know-how used, by RHL infringes or is alleged to infringe any patent or other proprietary right of any other Person.

(e) Trademarks – (i) Schedule 3.22 of Sellers’ Disclosure Schedules contains a complete and accurate list and summary description of all Marks. RHL is the owner of all right, title and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims; (ii) all Marks that have been registered with the United States Patent and Trademark Office are currently in material compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing; (iii) no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Sellers’ Knowledge, no such action is Threatened with respect to any of the Marks; (iv) to Sellers’ Knowledge, there is no potentially interfering trademark or trademark application of any third party; (v) to Sellers Knowledge, no Mark is infringed or has been challenged or threatened in any way. To Sellers’ Knowledge, none of the Marks used by RHL infringes or is alleged to infringe any trade name, trademark, or service mark of any third party; and (vi) all products and materials containing a federally registered Mark bear the proper federal registration notice where permitted by law.

(f) Copyrights – RHL does not own any Copyrights.

(g) Trade Secrets – (i) With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual; (ii) RHL has taken all commercially reasonable precautions to protect the secrecy, confidentiality, and value of the Trade Secrets; (iii) RHL has good title and an absolute (but not necessarily exclusive) right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature, and, to Sellers’ Knowledge, have not been used, divulged, or appropriated either for the benefit of any Person (other than RHL) or to the detriment of RHL. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way.

3.23 Certain Payments. Neither RHL nor any director, officer, agent or employee of RHL, or to Sellers’ Knowledge any other Person associated with or acting for or on behalf of RHL, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of RHL or any Affiliate of RHL, or (iv) in violation of any Legal Requirement, or (b) established or maintained any fund or asset that has not been recorded in the books and records of RHL.

3.24 Disclosure.

(a) No representation or warranty of Sellers in this Agreement and no statement in Sellers’ Disclosure Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to any Seller that has specific applicability to a Seller or RHL (other than general economic or industry conditions) and that materially adversely affects or, as far as Sellers can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of RHL that has not been set forth in this Agreement or Sellers’ Disclosure Schedules.

3.25 Relationships with Related Persons. No Seller or any Related Person of Sellers or of RHL has any interest in any property (whether real, personal or mixed and whether tangible or intangible), used in or pertaining to RHL’s business. No Seller or any Related Person of Sellers or of RHL owns (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has (i) had business dealings or a material financial interest in any transaction with RHL (other than business dealings or transactions conducted in the Ordinary Course of Business at substantially prevailing market prices and on substantially prevailing market terms), or (ii) engaged in competition with RHL with respect to any line of the products or services of RHL (a “Competing Business”) in any market presently served by RHL (except for ownership of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market). Except as set forth in Schedule 3.25 of Sellers’ Disclosure Schedules, no Seller or any Related Person of Seller or RHL is a party to any Contract with, or has any claim or right against, RHL.

3.26 Brokers or Finders. No Person is entitled by reason of any act or omission of Sellers or RHL to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or with respect to the consummation of the Contemplated Transactions.

4. Representations and Warranties of NAI. Except as set forth in NAI’s Disclosure Schedules, NAI makes the representations and warranties to Sellers contained in this Section 4. Each exception set forth in NAI’s Disclosure Schedules and each other response to this Agreement set forth in NAI’s Disclosure Schedules is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement but may also relate to other sections of this Agreement to the extent it is reasonably apparent from a reading of such response that it also qualifies or applies to such other sections of this Agreement.

4.1 Organization and Good Standing. NAI is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware with full corporate power and authority to conduct its business as it is now being conducted. NAI is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification, except where the failure to be so qualified would not have a Material Adverse Effect on NAI.

4.2 Authority; No Conflict.

(a) This Agreement, assuming its due, valid authorization, execution, and delivery by all of the Sellers, constitutes the legal, valid, and binding obligation of NAI, enforceable against NAI in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally. Upon the execution and delivery by NAI of NAI’s Closing Documents, and assuming the due, valid authorization, execution, and delivery by the other parties thereto, NAI’s Closing Documents will constitute the legal, valid, and binding obligations of NAI, enforceable against NAI in accordance with their respective terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally. NAI has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and NAI’s Closing Documents and to perform its obligations under this Agreement and NAI’s Closing Documents.

(b) Except as set forth in Schedule 4.2 of NAI’s Disclosure Schedules, neither the execution and delivery of this Agreement by NAI nor the consummation or performance of any of the Contemplated Transactions by NAI will, directly or indirectly (with or without notice or lapse of time) give any Governmental Body or other Person the right to challenge, prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i) any provision of the Organizational Documents of NAI, or any resolution adopted by the Board of Directors or the stockholders of NAI;

(ii) any Legal Requirement or any Order to which NAI is subject; or

(iii) any Contract to which NAI is a party or by which NAI is bound.

(c) Except as set forth in Schedule 4.2 of NAI’s Disclosure Schedules, NAI is not and will not be required to obtain any Consent from any Governmental Body or other Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3 Capitalization. The authorized capital stock of NAI consists of Twenty Million (20,000,000) shares of common stock, par value $0.01 per share (“NAI Common Stock”), of which Six Million Thirty Eight Thousand Five Hundred Sixty Seven (6,038,567) shares of NAI Common Stock are issued and outstanding, and Five Hundred Thousand (500,000) shares of preferred stock, par value $0.01 per share, of which no shares are issued and outstanding. All outstanding shares of NAI Common Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. All outstanding shares of NAI Common Stock have been offered, issued, sold and delivered by NAI in material compliance with the registration or qualification requirements (or applicable exemptions therefrom) of the Securities Act and any other Legal Requirement. One Million Nine Hundred Forty Thousand Nine Hundred Fifty Two (1,940,952) shares of NAI Common Stock are reserved for issuance upon exercise of stock options issued under the 1999 Omnibus Equity Incentive Plan, of which One Million Three Hundred Twenty Nine Thousand Two Hundred (1,329,200) shares of NAI Common Stock are subject to outstanding stock options and Six Hundred Eleven Thousand Seven Hundred Fifty Two (611,752) shares are available for issuance thereunder. All outstanding stock options are duly authorized and validly issued, and have been offered, issued, and delivered by NAI in material compliance with the registration or qualification requirements (or applicable exemptions therefrom) of the Securities Act and any other Legal Requirement.

4.4 Issuance of NAI Stock. The shares of NAI Stock to be issued to Sellers in connection with the Contemplated Transactions when issued against the sale and transfer of the Shares to NAI in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable, free and clear of all Encumbrances (except for restrictions imposed under the Lock-Up Agreements and applicable federal and state securities laws) and preemptive rights, and, assuming each Seller is an “accredited investor” (as defined in Rule 501 of Regulation D promulgated under the Securities Act) and assuming the accuracy of the representations and warranties of each Seller set forth in the representation letters contemplated under Section 2.4(a)(vii), issued in compliance with all applicable United States federal and state securities laws currently in effect.

4.5 Investment Intent. NAI is acquiring the Shares for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

4.6 Certain Proceedings. There is no pending Proceeding that has been commenced against NAI and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To NAI’s Knowledge, no such Proceeding has been Threatened.

4.7 Disclosure.

(a) No representation or warranty of NAI in this Agreement and no statement in NAI’s Disclosure Schedules omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

(b) There is no fact known to NAI that has specific applicability to NAI (other than general economic or industry conditions) that materially adversely affects or, as far as NAI can reasonably foresee, materially threatens, the assets, business, prospects, financial condition, or results of operations of NAI that has not been set forth in this Agreement, NAI’s Disclosure Schedules, or NAI’s SEC Documents.

4.8 Brokers or Finders. No Person is entitled by reason of any act or omission of NAI to any broker’s or finder’s fees, commission or other similar compensation with respect to the execution and delivery of this Agreement or with respect to the consummation of the Contemplated Transactions.

4.9 SEC Reporting and Compliance.

(a) NAI has timely filed with the SEC all reports required to be filed by NAI during the twelve calendar months preceding the Effective Date and has otherwise filed with the SEC all registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents required to be filed by companies registered pursuant to Section 12(g) of the Exchange Act (all such required registration statements, prospectuses, reports, forms, statements, schedules, certifications and other documents are referred to herein as the “NAI SEC Documents”). At the time they were filed with the SEC (or at the effective date thereof in the case of registration statements) or if amended or superseded by a filing prior to the Effective Date, then on the date of such filing, NAI SEC Documents (i) complied in all material respects with the requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act (to the extent then applicable), and the rules and regulations of the SEC promulgated thereunder applicable to such NAI SEC Documents, and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) NAI has not filed, and nothing has occurred with respect to which NAI would be required to file, any report on Form 8-K since October 25, 2005, with the exception of the Contemplated Transactions and the funding of certain additional term debt NAI intends to obtain to fund the Cash Purchase Price, each of which shall require the filing by NAI of a report on Form 8-K within four (4) business days after the Closing.

(c) NAI has otherwise complied in all material respects with the Securities Act, Exchange Act and all other applicable United States federal and state securities laws.

4.10 Financial Statements. The balance sheets, and statements of operations, statements of changes in stockholders’ equity and statements of cash flows contained in the NAI SEC Documents (the “NAI Financial Statements”) (i) complied, at the respective time of filing of the NAI SEC Documents with the SEC (or at the effective date thereof in the case of registration statements) or if amended or superseded by a filing prior to the Effective Date, then on the date of such filing, as to form in all material respects with the published rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP applied on a basis consistent with prior periods (and, in the case of unaudited financial information, on a basis consistent with year-end audits), (iii) are in accordance with the books and records of NAI, and (iv) present fairly in all material respects the financial condition of NAI at the dates therein specified and the results of its operations and changes in financial position for the periods therein specified. The financial statements included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2005, are audited by, and include the related report of Ernst & Young LLP, NAI’s independent registered public accounting firm. The financial information included in the Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 is unaudited, but reflects all adjustments (including normally recurring accounts) that NAI considers necessary for a fair presentation of such information and have been prepared in accordance with generally accepted accounting principles, consistently applied.

5. Conditions Precedent to NAI’s Obligation to Close. NAI’s obligation to purchase the Shares and to take the other actions required to be taken by NAI at the Closing is subject to the satisfaction, at or prior to the Closing of each of the following conditions (any of which may be waived by NAI, in whole or in part):

5.1 No Errors, etc. The representations and warranties of the Sellers under this Agreement shall be deemed to have been made as of the Closing and shall then be true and correct in all material respects.

5.2 Compliance with Agreement. Sellers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them on or before the Closing. Each of Sellers’ Closing Documents must have been delivered to NAI at or prior to the Closing.

5.3 Consents. Each of the Consents identified in Schedule 3.2 of Sellers’ Disclosure Schedules and 4.2 of NAI’s Disclosure Schedules must have been obtained and must be in full force and effect.

5.4 No Breach. There shall not exist as of the Closing any Breach or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Breach, and except as set forth in Sellers’ Disclosure Schedules or the Unaudited Balance Sheet, since the date of the Balance Sheet, there shall have been no Material Adverse Change in the financial condition of RHL.

5.5 Opinion of Sellers’ Counsel. NAI shall have received from Sonnenschein Nath & Rosenthal, Los Angeles, California, counsel for Sellers a favorable opinion dated the Effective Date to the effect set forth in Exhibit G.

5.6 Evidence of Good Standing. NAI shall have received as of a date within thirty (30) days of the Effective Date evidence of the good standing and corporate existence of RHL issued by the California Secretary of State and by the California Franchise Tax Board.

5.7 Payment of Sellers’ Indebtedness. Except as expressly provided in this Agreement, Sellers will cause all indebtedness, if any, owed to RHL by any Seller or any Related Person of Sellers to be paid in full prior to Closing.

5.8 No Restraining Action. There must not have been commenced or Threatened against NAI, or against any Person affiliated with NAI, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

5.9 No Claim Regarding Stock Ownership or Sale Proceeds. There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, RHL, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

5.10 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause NAI or any Person affiliated with NAI to suffer any Material Adverse Effect under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

5.11 Additional Documents. NAI shall have received such additional supporting documentation and other information with respect to the Contemplated Transactions as NAI may reasonably request. All corporate and other proceedings and actions taken in connection with the Contemplated Transactions and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to NAI and its legal counsel.

6. Conditions Precedent to Sellers’ Obligation to Close. Sellers’ obligation to sell the Shares and to take the other actions required to be taken by Sellers at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Sellers, in whole or in part):

6.1 No Errors, etc. The representations and warranties of NAI under this Agreement shall be deemed to have been made as of the Closing and shall then be true and correct in all material respects.

6.2 Compliance with Agreement. NAI shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it on or before the Closing. Each of NAI’s Closing Documents must have been delivered to Sellers at or prior to the Closing.

6.3 Consents. Each of the Consents identified in Schedule 3.2 of Sellers’ Disclosure Schedules and Schedule 4.2 of NAI’s Disclosure Schedules must have been obtained and must be in full force and effect.

6.4 No Breach. There shall not exist as of the Closing any Breach or any event or condition, that with the giving of notice or lapse of time, or both, would constitute a Breach.

6.5 Evidence of Good Standing. Sellers shall have received as of a date within thirty (30) days of the Effective Date evidence of the good standing and corporate existence of NAI issued by the Secretary of State of Delaware and of California.

6.6 No Restraining Action. There must not have been commenced or Threatened against RHL, Sellers, or against any Person affiliated with Sellers or RHL, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

6.7 No Prohibition. Neither the consummation nor the performance of any of the Contemplated Transaction will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause RHL, Sellers or any Person affiliated with Sellers or RHL to suffer any Material Adverse Effect under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

6.8 Additional Documents. Sellers shall have received such additional supporting documentation and other information with respect to the Contemplated Transactions as Sellers may reasonably request. All corporate and other proceedings and actions taken in connection with the Contemplated Transactions and all certificates, opinions, agreements, instruments and documents mentioned herein or incident to any such transactions shall be satisfactory in form and substance to RHL, Sellers and their respective legal counsels.

7. Termination.

7.1 Termination Events. This Agreement may, by notice given prior to or at the Closing, be terminated:

(a) by either NAI or Sellers if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived or cured within a reasonable amount of time after written notice of such Breach by the non-breaching party to the breaching party. Notwithstanding the foregoing, if the nature of the Breach is such that it would be impractical or unreasonable to give the breaching party an opportunity to cure such Breach, the non-breaching party need not give the breaching party such opportunity;

(b) (i) by NAI if any of the conditions in Section 5 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of NAI to comply with its obligations under this Agreement) and NAI has not waived such condition on or before the Closing; or (ii) by Sellers, if any of the conditions in Section 6 has not been satisfied as of the Closing or if satisfaction of such a condition is or becomes impossible (other than through the failure of Sellers to comply with their obligations under this Agreement) and Sellers have not waived such condition on or before the Closing;

(c) by mutual written consent of NAI and Sellers; or

(d) by either NAI or Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 15, 2005, or such later date as the parties may agree upon.

7.2 Effect of Termination. Each party’s right of termination under Section 7.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 8, 9.1, 9.2, 9.3, 9.5, 9.12 and 9.16 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the other party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

8. Indemnification; Remedies.

8.1 Survival. All representations, warranties, covenants, and obligations in this Agreement, including all exhibits and schedules attached hereto, will survive the Closing for a period of one (1) year from the Effective Date.

8.2 Notice as to Breach. The right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations referred to in Section 8.1 will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or obligation. The waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations. Notwithstanding anything in this Section 8.2 to the contrary, in the event that, at any time prior to the Closing, NAI or Sellers shall have Knowledge that any representation or warranty made by the other hereunder is untrue, NAI or Sellers, as applicable, shall promptly provide the other party written notice to that effect, indicating the basis for such belief that such representation or warranty is untrue. For purposes of this Section 8, a party shall not be deemed to have breached any representation, warranty, covenant or obligation if (i) the other party, prior to the Closing, had Knowledge of the Breach, or facts and circumstances constituting or resulting in a Breach, of such representation, warranty, covenant or obligation, (ii) the Breach could have been cured within a reasonable time by, or at the direction of, the breaching party if the breaching party had known of the Breach, and (iii) the non-breaching party did not notify the breaching party of the Breach and consummated the Contemplated Transactions notwithstanding the non-breaching party’s Knowledge of the Breach. This Section 8.2 shall not limit any claim for fraud or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Date.

8.3 Indemnification and Payment of Damages by Sellers. Sellers, jointly and severally, will indemnify and hold harmless NAI, RHL and their respective Representatives, stockholders, controlling persons, and Affiliates (collectively, the “Indemnified Persons”) for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees) or diminution of value, whether or not involving a third party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by Sellers in this Agreement, including all exhibits or schedules attached hereto and delivered by Sellers pursuant to this Agreement;

(b) any Breach by any Seller of any covenant or obligation of such Seller in this Agreement, including all exhibits or schedules attached hereto and delivered by Sellers pursuant to this Agreement;

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with any Seller or RHL (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(d) Real Health Laboratories, LLC, a California limited liability company, and Real Health Company, a California general partnership; and

(e) the transfer and acquisition of the assets and business of Real Health Company to and by RHL;

The remedies provided in this Section 8.3 will not be exclusive of or limit any other remedies that may be available to NAI or the other Indemnified Persons.

8.4 Indemnification and Payment of Damages by NAI. NAI will indemnify and hold harmless Sellers, and will pay to Sellers the amount of any Damages arising, directly or indirectly, from or in connection with:

(a) any Breach of any representation or warranty made by NAI in this Agreement, including all exhibits or schedules attached hereto and delivered by NAI pursuant to this Agreement;

(b) any Breach by NAI of any covenant or obligation of NAI in this Agreement, including all exhibits or schedules attached hereto and delivered by NAI pursuant to this Agreement; and

(c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with NAI (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

The remedies provided in this Section 8.4 will not be exclusive of or limit any other remedies that may be available to Sellers.

8.5 Escrow; Right of Set-Off. Upon written notice to Sellers specifying in reasonable detail the basis for such set-off, and Sellers do not in good faith dispute NAI’s basis for such set-off within ten (10) calendar days of receipt of such notice from NAI, NAI may set off any amount to which it is entitled under this Section 8 against amounts held in escrow pursuant to the Escrow Agreement and in accordance with the procedures set forth in such Escrow Agreement. Any exercise of such right to set-off will not constitute an election of remedies or limit NAI in any manner in the enforcement of any other remedies that may be available to it.

8.6 Procedure for Indemnification – Third Party Claims.

(a) Promptly after receipt by an Indemnified Person entitled to indemnity under Section 8.3 or a Seller entitled to indemnity under Section 8.4 (an “Indemnitee”) of notice of the assertion of a third party claim against it, such Indemnitee shall, if a claim is to be made against the party obligated to indemnify under such section (“Indemnitor”), give written notice to the Indemnitor of the assertion of such third party claim, but the failure or delay in notifying the Indemnitor will not relieve the Indemnitor of any liability that it may have to Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of the third party claim is prejudiced by the Indemnitee’s failure or delay in giving such notice.

(b) Indemnitor shall be entitled to participate in the defense of any third party claim for which indemnification is sought and, to the extent that it wishes (unless (i) the third party claim is also against Indemnitor and Indemnitee determines in good faith that joint representation would be inappropriate, or (ii) Indemnitor fails to provide reasonable assurance to Indemnitee of its financial capacity to defend such third party claim and provide indemnification with respect to such third party claim), to assume the defense of such third party claim with counsel reasonably satisfactory to Indemnitee. After notice from the Indemnitor to the Indemnitee of its election to assume the defense of such third party claim, the Indemnitor shall not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such third party claim, in each case subsequently incurred by Indemnitee in connection with the defense of such third party claim, other than reasonable costs of investigation. If the Indemnitor assumes such defense of a third party claim, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Indemnitor. If the Indemnitor assumes the defense of a third party claim, (i) such assumption will not in any way establish, or constitute evidence, for purposes of this Agreement, that the claims made in that third party claim are within the scope of and subject to indemnification; (ii) no compromise or settlement of such third party claim may be effected by the Indemnitor without the Indemnitee’s prior written consent unless (A) there is no finding or admission of any violation of any legal requirement or any violation of the rights of any person and no effect on any other claims that may be made against the Indemnitee, and (B) the sole relief provided is monetary damages that are paid in full by the Indemnitor; and (iii) the Indemnitee shall have no liability with respect to any compromise or settlement of such third party claim effected without its consent. If notice is given to Indemnitor of the assertion of any third party claim and the Indemnitor fails to assume the defense of such third party claim within ten (10) days after the Indemnitee’s notice is given if required to do so under this Section 8, the Indemnitee will (upon delivering notice to such effect to the Indemnitor) have the right to undertake, at the Indemnitor’s cost and expense, the defense, compromise or settlement of such third party claim on behalf of and for the account and risk of the Indemnitor; provided, however, in which event the Indemnitor shall be entitled, at the Indemnitor’s cost, risk and expense, to participate in such defense, compromise or settlement with separate counsel of its own choosing; provided, further, that such third party claim shall not be compromised or settled without the written consent of the Indemnitor, which consent shall not be unreasonably withheld. If the Indemnitee settles or compromises such third party action without the prior written consent of the Indemnitor, the Indemnitor will bear no liability hereunder for or with respect to such third party claim unless such consent has been requested and unreasonably denied.

(c) Notwithstanding the foregoing, if Indemnitee determines in good faith that there is a reasonable probability that a third party claim may adversely affect it other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, Indemnitee may, by notice to Indemnitor, assume the exclusive right to defend, compromise, or settle such third party claim, but the Indemnitor will not be bound by any determination of any third party claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d) With respect to any third party claim subject to indemnification under this Section 8, (i) both Indemnitor and Indemnitee, as the case may be, shall keep the other fully informed of the status of such third party claim and any related proceedings at all stages thereof where such party is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any third party claim.

(e) With respect to any third party claim subject to indemnification under this Section 8, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges.

8.7 Procedure for Indemnification – Other Claims. A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought within a reasonable time after determination that an event has occurred that has given rise to a right of indemnification hereunder.

8.8 Limitations on Liability. Notwithstanding any other provision of this Agreement: (i) the liability of Sellers or NAI for any Damages shall be limited to direct Damages and shall not include incidental, consequential or punitive damages (whether arising in tort, contract or otherwise, including the negligence or gross negligence of any of the parties and whether or not foreseeable), unless such Damages arise as a result of fraud or willful misconduct; (ii) no party shall have any liability for any Damages unless and until the aggregate amount of all Damages against such party exceeds Twenty Five Thousand Dollars ($25,000), whereupon such party shall be liable for and shall indemnify the other party from and against all Damages; and (iii) the obligations of Sellers or NAI for Damages, whether pursuant to the indemnity obligations of this Section 8 or otherwise, arising, directly or indirectly, from or in connection with, this Agreement or the Contemplated Transactions, shall in no event exceed in the aggregate the Purchase Price.

9. General Provisions.

9.1 Expenses. Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all fees and expenses of agents, representatives, counsel and accountants. Notwithstanding the foregoing, NAI consents to RHL agreeing to pay Sonnenschein Nath & Rosenthal LLP a total of Thirty Five Thousand Dollars ($35,000) for fees and costs incurred from and after November 1, 2005 in connection with this Agreement and the Contemplated Transactions, which amount is in addition to other legal fees and costs owing as set forth in the Unaudited Balance Sheet and as may be incurred from and after November 1, 2005 in the Ordinary Course of Business. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

9.2 Public Announcements. Prior to the Closing, no party shall make any public disclosure or issue any press release or other announcement, whether written or oral, with respect to this Agreement or the Contemplated Transactions. After the Closing, any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as NAI determines and otherwise in compliance with applicable Legal Requirements. Notwithstanding the foregoing, prior to the Closing, any party hereto may make any announcements required by applicable Legal Requirements as long as the party making the disclosure or announcement (i) notifies the other parties promptly upon learning of such requirement, (ii) provides the other parties a copy of such proposed disclosure or announcement and an opportunity to comment thereon, and (iii) in good faith attempts to otherwise comply with this Section 9.2. Sellers and NAI agree to consult with each other concerning the means by which RHL’s employees, customers, and suppliers and others having dealings with RHL will be informed of the Contemplated Transactions, and NAI will have the right to be present for any such communication.

9.3 Confidentiality.

(a) The parties acknowledge that the existence of this Agreement and certain information that has been or may be disclosed by the parties is considered Confidential Information. For purposes of this Agreement, “Confidential Information” means all information and material that is proprietary to the disclosing party, whether or not marked as “confidential” or “proprietary” and that is disclosed to another party hereto, which relates to the disclosing party’s past, present or future research, development or business activities. Confidential Information includes, without limitation, all of the following: designs, drawings, specifications, techniques, models, data, source codes, object codes, documentation, diagrams, flow charts, research, development, processes, procedures, “know-how,” new product or new technology information, product prototypes, product copies, manufacturing, development or marketing techniques and material, development or marketing timetables, strategies, and development plans, including trade names, trademarks, customer, supplier, or personnel names, and other information related to customers, suppliers or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and other trade secrets or nonpublic business information. Confidential Information does not include any information that (a) was in the lawful and unrestricted possession of the receiving party before its disclosure to the receiving party by the disclosing party; (b) is or becomes generally available to the public by acts other than those of the receiving party after receiving it; or (c) has been received lawfully and in good faith by the receiving party from a third party who did not derive it from the disclosing party.

(b) Each party hereto agrees to not, and to cause the respective directors, officers, employees, agents, and advisors of NAI and RHL, as applicable, to not, without the prior written consent of the other parties, use, copy, disclose or allow access to any Confidential Information, or disclose the existence of this Agreement, the information contained herein or any other information delivered by a party to any other party to any Person other than such party’s accountants, attorneys, or Governmental Bodies and any other Persons who need such information to assist a party in determining whether to enter into this Agreement and to consummate the Contemplated Transactions for so long afterwards as the pertinent information or data remain Confidential Information, regardless of whether the Confidential Information is in written or tangible form. The parties acknowledge that money damages for a breach under this Section 9.3 may be inadequate and that a party shall be entitled to seek specific enforcement of this provision.

(c) Upon request of the disclosing party and, in any event, upon the termination of this Agreement, all Confidential Information and all copies thereof, whether in printed or electronic form, shall be returned to the disclosing party.

(d) Sellers understand that NAI is a publicly traded company and acknowledge that they are aware of the restrictions imposed by the United States securities laws on the purchase or sale of securities by any Person who has received material, non-public information from the issuer of such securities and on the communication of such information to any other Person when it is reasonably foreseeable that such other Person is likely to purchase or sell such securities in reliance upon such information. Sellers agree until the termination of this Agreement or otherwise in accordance with the terms of the Lock-Up Agreements, not to offer, sell, contract to sell, pledge, hypothecate, assign, publicly announce the intention to sell, or otherwise transfer or dispose of any shares of NAI Stock, whether now owned or hereafter acquired or with respect to which a Seller would be considered to have beneficial ownership within the meaning of Rule 13d-3 promulgated under the Exchange Act, or any interest therein, or any options, warrants or other rights to purchase or otherwise acquire any shares of NAI Stock.

9.4 Amendment; Waiver. No amendment or modification of any of the terms of this Agreement, nor any purported waiver of any condition or breach of any provision hereof, shall be effective unless in writing and signed by each of the other parties hereto. The rights and remedies of the parties to this Agreement are cumulative and not alternative. The failure of any party at any time to require performance by any other party of any provision hereof shall not affect in any way the right to require such performance at any later time, nor shall the waiver by any party of a breach of any provision hereof be taken or held to be a waiver of such provision. No waiver of any provision of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar, nor shall any waiver constitute a continuing waiver.

9.5 Governing Law. The laws of the State of Delaware (without giving effect to its conflicts of laws principles) shall govern the issuance of the NAI Stock to Sellers and the laws of the State of California (without giving effect to its conflicts of laws principles) shall govern all other matters arising out of or relating to this Agreement and all of the Contemplated Transactions, including without limitation, its validity, interpretation, construction, performance, and enforcement.

9.6 Severability. If any provision of this Agreement is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction (or, if applicable, an arbitrator), the remaining provisions of this Agreement shall not be affected and shall remain in full force and effect, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had not been contained in this Agreement. Any provision of this Agreement held invalid, illegal or unenforceable only in part or degree shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.

9.7 Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto and other documents referred to herein, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof. This Agreement supersedes and replaces all prior understandings, negotiations, commitments, writings and agreements between the parties hereto, whether written or oral, express or implied, with respect to its subject matter. Each party to this Agreement acknowledges that no representations, warranties, inducements, promises or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of any party, which are not embodied herein.

9.8 Construction. Words used in the singular shall include the plural, and vice-versa, and any gender shall be deemed to include the other. The captions and headings contained in this Agreement are for convenience of reference only, and shall not be deemed to define or limit the provisions hereof. The terms of this Agreement shall be fairly construed and the usual rule of construction, to the effect that any ambiguities herein should be resolved against the drafting party, shall not be employed in the interpretation of this Agreement or any amendments, modifications, schedules or exhibits hereto. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms. All references to currency herein are to United States Dollars unless otherwise specified herein.

9.9 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, when taken together, shall be deemed to constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

9.10 Disclosure Schedules. In the event of any inconsistency between the statements in the body of this Agreement and those in Sellers’ Disclosure Schedules or NAI’s Disclosure Schedules (other than an exception or limitation expressly set forth as such in Sellers’ Disclosure Schedules or NAI’s Disclosure Schedules), the statements in the body of this Agreement will control.

9.11 No Parties in Interest. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or arising by reason of this Agreement on any Persons other than the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to relieve or discharge the obligation or liability of any third Person to any party to this Agreement, nor shall any provision give any third Person any right of subrogation or action over or against any party to this Agreement.

9.12 Attorneys’ Fees. If any party brings a suit or other proceeding against another party as a result of any alleged breach or failure by the other party to fulfill or perform any covenants or obligations under this Agreement, then the prevailing party obtaining final judgment in such action or proceeding shall be entitled to receive from the non-prevailing party the prevailing party’s reasonable attorneys’ fees incurred by reason of such action or proceeding and all costs associated with such action or proceeding incurred by the prevailing party, including the costs of preparation and investigation. The term “prevailing party” shall mean the party that is entitled to recover its attorneys’ fees, costs and expenses in the proceeding under applicable law or the party designated as such by the court or arbitrator.

9.13 Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

9.14 Notices. All notices, consents, waivers and other communications required or permitted under this Agreement must be in writing and will be deemed to have been given by a party (a) when delivered by hand; (b) one day after deposit with a nationally recognized overnight courier service; (c) five days after deposit in the United States mail, if sent by certified mail, return receipt requested; or (d) when sent by facsimile with confirmation of transmission by the transmitting equipment (a confirming copy of the notice shall also be delivered by the method specified in (b) above); in each case costs prepaid and to the following addresses or facsimile numbers and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, or person as a party may designate by notice to the other parties).

If to NAI:	Natural Alternatives International, Inc.
1185 Linda Vista Drive
San Marcos, CA 92078
Attn: John Reaves
Facsimile No.: (760) 591-9637

With a copy to:	Fisher Thurber LLP
4225 Executive Square, Suite 1600
La Jolla, CA 92037
Attn: David A. Fisher
Facsimile No.: (858) 535-1616

If to Dullea:	The John F. and Carolyn A. Dullea Trust
c/o John F. Dullea and/or Carolyn A. Dullea, trustees
12189 Caminito Corriente
San Diego, CA 92128
Facsimile No.: (619) 213-1203

If to Bunten:	The Bunten Family Trust
c/o William H. Bunten II and/or Elizabeth W. Bunten, trustees
14781 Memorial Drive #1142
Houston, TX 77079
Facsimile No.: None

If to Fish:	Lincoln Fish
1660 Hotel Circle N, Suite 620
San Diego, CA 92108
Facsimile No.: (619) 819-6990

If to Irwin:	The Michael L. Irwin Trust
c/o Michael L. Irwin, trustee
42 56th Place
Long Beach, CA 90803
Facsimile No.: None

9.15 Further Assurances. The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as the other parties may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

9.16 Venue. Any action or proceeding arising out of or relating to this Agreement shall only be brought in the state or federal courts in San Diego, California, and each of the parties hereto submits to the personal jurisdiction of such courts (and of the appropriate appellate courts wherever located) in any such action or proceeding, and selects the courts in San Diego, California for proper venue in any such action or proceeding.

9.17 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the respective heirs, executors, administrators, personal representatives, beneficiaries, successors and permitted assigns of the respective parties hereto. Notwithstanding the foregoing, no party hereto may assign his or its rights or obligations under this Agreement without the written consent of the other parties hereto, except that NAI may assign any of its rights under this Agreement to any Subsidiary of NAI.

[Signatures on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

NAI

NATURAL ALTERNATIVES INTERNATIONAL, INC., a Delaware corporation

/s/ Randell Weaver
Randell Weaver, President

SELLERS

/s/ Lincoln Fish
Lincoln Fish

THE MICHAEL L. IRWIN TRUST u/t/a June 25, 1991

/s/ Michael L. Irwin
Michael L. Irwin, Trustee

BUNTEN FAMILY TRUST dated April 14, 2001

/s/ William H. Bunten II
William H. Bunten II, co-Trustee

/s/ Elizabeth W. Bunten
Elizabeth W. Bunten, co-Trustee

THE JOHN F. AND CAROLYN A. DULLEA TRUST dated June 20, 2001

/s/ John Dullea
John Dullea, co-Trustee

/s/ Carolyn A. Dullea
Carolyn A. Dullea, co-Trustee